Exhibit 99.1
  [LOGO]
   TBC
CORPORATION                            NEWS RELEASE

    4770 HICKORY HILL ROAD 38141 o BOX 18342 MEMPHIS, TENNESSEE 38181-0342 o
                     PHONE 901/363-8030 o FAX 901/541-3639

For Further Information Contact:
TBC Corporation                                     Investors:
Thomas W. Garvey                                    Brod Group
Executive V.P. & Chief Financial Officer            Betsy Brod/Jonathan Schaffer
(901) 363-8030                                      (212) 750-5800

---------------------
For Immediate Release
---------------------

             TBC Reports Record Fourth Quarter and Year-End Results

            o     Net Sales Increase 12% in Fourth Quarter

            o     Fourth Quarter EPS Increases 42% to $0.37 per Diluted Share

            o     EPS for Full Year Increases 28% to $1.25 per Diluted Share

            o     Same Store Sales Grow 3.8% in Fourth Quarter

MEMPHIS, TN - February 11, 2003 - TBC Corporation (Nasdaq: TBCC), one of the nation's leading marketers of automotive replacement tires, today reported record sales and earnings for the fourth quarter and year ended December 31, 2002.

Net sales in the fourth quarter increased 12% to a record $277.8 million compared to $247.7 million in the prior-year period. Same store sales for TBC's Tire Kingdom and Big O retail tire service centers increased 3.8% during the fourth quarter of 2002. Unit tire sales increased 5.9% for the period compared to an approximate 3% increase for the industry. Net income increased 43% to $8.1 million, or $0.37 per diluted share, versus $5.7 million, or $0.26 per diluted share, in the fourth quarter of 2001.

For the year ended December 31, 2002, net sales increased 10% to $1.1 billion compared to $1.0 billion in 2001. Same-store sales for the Company's retail segment increased 4.8% for the year. Unit tire sales grew 5.4% in 2002 compared to a slight decline for the industry as a whole. Net income in 2002 increased 30% to $27.4 million, or $1.25 per diluted share, versus $21.0 million, or $0.98 per diluted share, in 2001.

"The fourth quarter capped off a record year for TBC highlighted by solid growth in both our retail and wholesale operations, improved asset management, and strong cash flow generation," commented Larry Day, President and Chief Executive Officer. "Within our retail network, we exceeded our new store growth objective by 33%, exclusive of acquisitions, and ended the year with 222 Tire Kingdom locations and 536 franchised Big O stores. Sales of our proprietary branded tires at our retail locations reached record levels in 2002 and underscore the progress we have made in positioning the Company as a fully integrated tire marketer. Our wholesale business performed well in the fourth quarter and throughout the year as it benefited from new product introductions as well as from our success in differentiating our product line within the marketplace."

TBC Corp. Fourth Quarter Earnings Release

As part of its asset management initiatives, the Company improved its turnover of both inventory and receivables compared to prior-year levels and significantly reduced its outstanding debt. Cash provided by operations increased to $45 million in 2002, well in excess of the 2001 level.

Mr. Day concluded, "We enter 2003 in excellent financial condition and look forward to capitalizing on the solid operating momentum established in 2002. We intend to leverage the strengths of both our retail and wholesale segments and expect to continue to lead in the retail consolidation occurring in the tire industry. For the current year, we expect to generate top-line growth of approximately 8%, with full-year earnings in the range of $1.38 to $1.40 per diluted share. For the 2003 first quarter, we currently expect net sales of approximately $270 million and earnings of $0.23 to $.24 per diluted share. Also, in 2003, we expect to further our retail presence with the addition of at least 60 new stores, exclusive of acquisitions."

About TBC: TBC Corporation is one of the nation's largest marketers of automotive replacement tires through a multi-channel marketing strategy. The Company's retail operations include company-operated retail centers under the Tire Kingdom brand and franchised retail stores under the Big O Tires brand. TBC also markets on a wholesale basis to regional tire chains and regional distributors serving independent tire dealers throughout the United States and in Canada and Mexico.

TBC Corporation Safe Harbor Statement

This document contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding expectations for future financial performance, which involve uncertainty and risk. It is possible that the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to: changes in economic and business conditions in the world; increased competitive activity; consolidation within and among both competitors, suppliers and customers; unexpected changes in the replacement tire market; the Company's inability to attract as many new franchisees or open as many distribution outlets as stated in its goals; changes in the Company's ability to identify and acquire additional companies in the replacement tire industry and the failure to achieve synergies or savings anticipated in such acquisitions; fluctuations in tire prices charged by manufacturers, including fluctuations due to changes in raw material and energy prices, changes in interest and foreign exchange rates; the cyclical nature of the automotive industry and the loss of a major customer or program. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.

TBC Corp. Fourth Quarter Earnings Release

                                 TBC CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)

                                    Three Months Ended             Years Ended
                                       December 31,                December 31,
                                  ----------------------    --------------------------
                                       (Unaudited)
                                     2002         2001          2002          2001
                                  ---------    ---------    -----------    -----------
NET SALES                         $ 277,786    $ 247,724    $ 1,109,663    $ 1,009,278

COST OF SALES                       197,444      181,562        807,820        744,301
                                  ---------    ---------    -----------    -----------
GROSS PROFIT                         80,342       66,162        301,843        264,977
                                  ---------    ---------    -----------    -----------

EXPENSES:
  Distribution expenses              13,816       12,352         53,136         50,694
  Selling, administrative and
      retail store expenses          52,040       43,609        198,775        171,099
  Interest expense - net              2,230        2,132          8,703         11,188
  Other (income) expense - net         (458)        (826)        (2,411)        (2,968)
                                  ---------    ---------    -----------    -----------
    Total expenses                   67,628       57,267        258,203        230,013
                                  ---------    ---------    -----------    -----------

INCOME BEFORE INCOME TAXES           12,714        8,895         43,640         34,964

Provision for income taxes            4,600        3,235         16,258         13,954
                                  ---------    ---------    -----------    -----------

NET INCOME                        $   8,114    $   5,660    $    27,382    $    21,010
                                  =========    =========    ===========    ===========
EARNINGS PER SHARE -
  Basic                           $    0.38    $    0.27    $      1.29    $      1.00
                                  =========    =========    ===========    ===========
  Diluted                         $    0.37    $    0.26    $      1.25    $      0.98
                                  =========    =========    ===========    ===========
Weighted Average Common Shares
    and Equivalents Outstanding      21,886       21,695         21,966         21,386
                                  =========    =========    ===========    ===========

TBC Corp. Fourth Quarter Earnings Release

                                 TBC CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                     ASSETS

                                                      December 31,  December 31,
                                                          2002          2001
                                                      ------------  ------------
CURRENT ASSETS:

  Cash and cash equivalents                             $  2,319      $  2,298

  Accounts and notes receivable, less
    allowance for doubtful accounts of
    $8,701 in 2002 and $7,737 in 2001:
       Related parties                                    16,507        17,173
       Other                                             103,201        95,848
                                                        --------      --------
       Total accounts and notes receivable               119,708       113,021

  Inventories                                            170,867       172,431
  Refundable federal and state income taxes                   --         2,349
  Deferred income taxes                                   12,364        11,501
  Other current assets                                    12,515        16,999
                                                        --------      --------
       Total current assets                              317,773       318,599
                                                        --------      --------

PROPERTY, PLANT AND EQUIPMENT, AT COST:

  Land and improvements                                    6,068         5,032
  Buildings and leasehold improvements                    28,795        22,948
  Furniture and equipment                                 64,052        52,591
                                                        --------      --------
                                                          98,915        80,571
  Less accumulated depreciation                           42,993        33,650
                                                        --------      --------
      Total property, plant and equipment                 55,922        46,921
                                                        --------      --------

TRADEMARKS, NET                                           15,824        15,824
                                                        --------      --------
GOODWILL, NET                                             58,381        51,291
                                                        --------      --------
OTHER ASSETS                                              25,971        30,325
                                                        --------      --------
TOTAL ASSETS                                            $473,871      $462,960
                                                        ========      ========

TBC Corp. Fourth Quarter Earnings Release

                                 TBC CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                      December 31,  December 31,
                                                         2002           2001
                                                      ------------  ------------

CURRENT LIABILITIES:

  Outstanding checks, net                              $   4,209      $   5,916

  Notes payable to banks                                  35,000         34,200

  Current portion of long-term debt
    and capital lease obligations                         18,500         16,533

  Accounts payable, trade                                 45,200         53,227

  Federal and state income taxes payable                     767             --

  Other current liabilities                               47,481         41,516
                                                       ---------      ---------

     Total current liabilities                           151,157        151,392
                                                       ---------      ---------
LONG-TERM DEBT AND CAPITAL LEASE
  OBLIGATIONS, LESS CURRENT PORTION                       79,700        101,000
                                                       ---------      ---------
NONCURRENT LIABILITIES                                    14,243         11,721
                                                       ---------      ---------
DEFERRED INCOME TAXES                                      5,651          4,528
                                                       ---------      ---------

STOCKHOLDERS' EQUITY:

  Common stock, $.10 par value,
    shares issued and outstanding -
    21,292 in 2002 and 21,003 in 2001                      2,129          2,100

  Additional paid-in capital                              16,687         11,783

  Other comprehensive income (loss)                       (1,281)          (713)

  Retained earnings                                      205,585        181,149
                                                       ---------      ---------
     Total stockholders' equity                          223,120        194,319
                                                       ---------      ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $ 473,871      $ 462,960
                                                       =========      =========